Eilenberg & Krause LLP

11 East 44th Street

New York, New York 10017
Telephone: (212) 986-9700

Facsimile: (212) 986-2399

March 9, 2010

Acorn Energy, Inc.
4 West Rockland Road
Montchanin, DE 19710

Ladies and Gentlemen:

We are acting as counsel to Acorn Energy, Inc., a Delaware corporation (the “Company”) , in connection with its registration statement on Form S-3, File No. 333-161315, and its registration statement on Form S-3 filed pursuant to Rule 462(b), File No. 333-165356, (collectively, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering (the “Offering”) of up to 2,231,818 shares of the common stock, par value $.01 per share (the “Common Stock”) of the Company (the “Shares”), as described in the Prospectus dated September 16, 2009, which forms a part of the Registration Statement, as supplemented by a Prospectus Supplement expected to be filed on March 9, 2010 (together with the Prospectus, the “Prospectus Supplement”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the form of investor purchase agreement for the Offering included by the Company as part of Exhibit 1.1 to its Current Report on Form 8-K expected to be filed on March 9, 2010 (the “Investor Purchase Agreements”).   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

1. The Shares have been duly authorized by all necessary corporate action on the part of the Company.

Acorn Energy, Inc.
March 9, 2010

2. When sold in the manner contemplated by Investor Purchase Agreements, and upon receipt by the Company of payment therefor as provided in the Investor Purchase Agreements, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Please be advised that we are qualified to practice law in the State of New York, and we do not purport to be experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the Offering expected to be filed on March 9, 2010, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ EILENBERG & KRAUSE LLP

EILENBERG & KRAUSE LLP